Exhibit 99.1

KNIGHT TRADING GROUP TO ACQUIRE DIRECT TRADING INSTITUTIONAL, A DIRECT MARKET ACCESS FIRM

All-cash transaction to establish Direct Trading as a separate broker-dealer of Knight offering direct market access to institutional clients

JERSEY CITY, New Jersey (April 4, 2005) – Knight Trading Group, Inc. (Nasdaq: NITE) today announced that it has agreed to acquire the business of Direct Trading Institutional, Inc., a privately held firm specializing in providing institutions with direct access trading through an advanced electronic platform.

Direct Trading, based in Irving, Texas, offers hedge funds and other institutions direct market access through a platform designed to provide superior access to multiple execution venues without the need for multiple systems on the trading desk. Direct Trading allows clients to post orders directly to ECNs and Nasdaq’s SuperMontage; utilize order functionality of all ECNs and exchanges; reduce transaction and market impact costs; and integrate options and futures capabilities. Clients also have access to an agency execution desk and third-party research and execution through soft dollar programs. In 2004, Direct Trading traded more than 2.5 billion over-the-counter and listed shares.

Thomas M. Joyce, Chairman and Chief Executive Officer of Knight Trading Group, said, “Direct market access is one of the fastest growing parts of the institutional trading business, and we are very excited to acquire Direct Trading, which has distinguished itself as a leader in this segment. At Knight, we are focused on delivering the finest combination of technology and human capital to the trading process. Direct Trading enhances our ability to achieve that goal. As we move ahead over the next several months, we will utilize Direct Trading as the foundation for our Electronic Services offering.”

Mark D. Gulis, Co-Founder and Managing Director of Direct Trading Institutional, said, “We are extremely excited about Direct Trading’s new partnership with Knight and the benefits that institutions will enjoy from this relationship. Our clients will now be able to utilize the breadth of services, capabilities and scale that Knight brings to the trading business in addition to the existing direct market access and trading services we presently offer. With Knight’s support, Direct Trading can continue to enhance our offering and expand our business.”

Direct Trading will maintain its brand and business model, and it will operate as a separate broker-dealer subsidiary of Knight under the direction of Derek N. Stein, Executive Vice President. Upon completion of the acquisition, Direct Trading will be a core client offering in Knight’s newly created Electronic Services Group, headed by Mr. Stein.

Direct Trading will retain all employees and maintain its headquarters in Irving, Texas, with primary sales offices in New York, San Francisco and Denver. Mr. Gulis and President William F. Cronin will remain with Direct Trading and become employees of Knight. Co-Founder and Chief Executive Officer Allan P. Peterson expects to retire from the company following the close of the transaction.

Mr. Joyce said, “Knight is carefully establishing Direct Trading as an independent provider of direct market access. Executions through Direct Trading occur with complete impartiality across all execution venues, and because Direct Trading does not engage in proprietary trading, institutions can achieve the anonymity and low market impact they seek from a superior direct market access product. Allan and Mark have built a terrific business, and we look forward to taking it to the next level as we combine Direct Trading’s clients and products with Knight’s abundant liquidity.”

Financial terms of the all-cash transaction were not disclosed. The close of the transaction is subject to a number of conditions, including the receipt of appropriate regulatory approvals, which are expected to take up to six months to complete. The acquisition is expected to be accretive in 2005. The advisers to Knight on the deal were Sandler O’Neill & Partners and Skadden, Arps, Slate, Meagher & Flom LLP. The advisers to Direct Trading were Putnam Lovell NBF and Jones Day.

Knight will release its first quarter results on Wednesday, April 20, 2005, at 6:00 a.m. Eastern Daylight Time (EDT). The company will conduct its first quarter earnings conference call for analysts, investors and the media at 9:00 a.m. EDT that same day. The conference call will be Webcast live at 9:00 a.m. EDT for all investors and interested parties on Knight’s Web site www.knight.com. In addition, the company will release its monthly volume statistics for March 2005 on its Web site before the start of trading that same day.

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About Knight

Knight is a leading provider of comprehensive trade execution and asset management services. Our Equity Markets business offers institutions and broker-dealers high quality trade execution and capital commitment across the depth and breadth of the equity market. Our Asset Management business, Deephaven Capital Management, is a market-neutral investment manager focused on delivering risk-adjusted returns with low volatility for institutions and high net worth individuals. Knight strives to be a valued partner by providing superior service and continually enhancing its offering to meet client needs.

About Direct Trading Institutional

Direct Trading was founded in 1997 to provide institutional investors better trade executions and lower trading costs. We now provide execution services to roughly 300 institutions that are trading in excess of 2 billion shares per year. We offer a full-service trading desk as well as “Soft Dollar” programs to improve returns and lower operating costs.

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Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein; however, readers should carefully review reports or documents the Company files from time to time with the Securities and Exchange Commission including, without limitation, the risks and uncertainties detailed under the headings “Certain Factors Affecting Results of Operations” and “Risks Affecting our Business” in the Company’s Annual Report on Form 10-K.

CONTACTS

Margaret Wyrwas Senior Managing Director, Corporate Communications & Investor Relations 201-557-6954 or mwyrwas@knighttrading.com	Greta Morley Vice President, Marketing Communications & Public Relations 201-557-6948 or gmorley@knighttrading.com

Kara Fitzsimmons Vice President, Corporate Communications 201-356-1523 or kfitzsimmons@knighttrading.com	Molly McDowell Analyst, Corporate Communications & Investor Relations 201-356-1723 or mmcdowell@knighttrading.com